Exhibit 10.13

LIFE TIME GROUP HOLDINGS, INC. 2021 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Performance Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2021 Incentive Award Plan (as amended from time to time, the “Plan”) of Life Time Group Holdings, Inc. (the “Company”).
The Company hereby grants to the participant listed below (“Participant”) the Performance Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Stock Unit Award Agreement attached hereto as Exhibit A [and the Achievement and Vesting terms set forth in Exhibit B] (collectively, the “Agreement”) all of which are incorporated into this Grant Notice by reference.

Participant:	[Insert Participant Name]
Grant Date:	[Insert Grant Date]
Target Number of PSUs:	[Insert Target Number of PSUs]
Vesting Date:	[Insert Vesting Date]
[The number of Achieved Units determined in accordance with Exhibit B will vest on the Vesting Date, provided that the Participant shall not have had a Termination of Service prior to the Vesting Date, except as set forth in Section 2.2 of the Agreement.]
By accepting this Award electronically through the Plan service provider’s online grant acceptance policy, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice and the Agreement.

LIFE TIME GROUP HOLDINGS, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

Exhibit A
TO PERFORMANCE STOCK UNIT GRANT NOTICE
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the Target Number of PSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
Section 1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement:
(a)    “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(b)    “Participating Company” shall mean the Company or any of its parents or Subsidiaries.
(c)    “Proprietary Information” shall mean (a) the name, address and/or contact information of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (b) any information concerning any product, service, technology or procedure offered or used by the Company or any of its affiliates, or under development by or being considered for use by the Company or any of its affiliates; (c) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company or any of its affiliates; (d) any inventions, innovations, trade secrets or other items covered by Section 3.2 and Section 3.8; and (e) any other information which the Company or any of its affiliates has determined and communicated to the Participant in writing to be proprietary information for purposes hereof; provided, however, that “Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions of the Participant in violation of the restrictive covenants set forth in ARTICLE III.
Section 1.2    Incorporation of Terms of Plan. The PSUs and the shares of Common Stock issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan (including, without limitation, Section 10.6 thereof), which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
AWARD OF PERFORMANCE STOCK UNITS
Section 2.1    Award of PSUs. In consideration of Participant’s past and/or continued employment with or service to a Participating Company and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the target number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Article VIII of the Plan. The PSUs represent the right to receive the number of Shares [determined in accordance with Exhibit B] at the times and subject to the conditions set forth herein. However, unless and until any PSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
Section 2.2    Vesting of PSUs.
(a)    Scheduled Vesting. Subject to Participant’s continued employment with or service to a Participating Company on the Vesting Date (except as provided in this Section 2.2) and subject to the terms of this Agreement, PSUs shall vest [in such amounts as determined by Exhibit B] on the Vesting Date set forth in the Grant Notice.
(b)    Termination of Service.
(i)    In the event that Participant incurs a Termination of Service prior to the Vesting Date, except as may be otherwise provided in this Section 2.2 or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all PSUs granted under this Agreement, and Participant’s rights in any such PSUs that are not so vested shall lapse and expire.
(ii)    [In the event that, prior to the Vesting Date, the Participant’s service is terminated due to death or Disability, or involuntary terminated by the Company for a reason other than Cause (a “Qualifying Termination”), the Participant will vest in the number, if any, of Achieved Units with respect to any tranche(s) of PSUs for which the applicable Determination Date (as defined in Exhibit B) has occurred on or prior to the date of the Termination of Service. Except as may be otherwise provided in this Section 2.2 or as set forth in a written agreement between Participant and the Company, Participant will forfeit rights in any PSUs allocated to any Performance Period for which the applicable Determination Date has not yet occurred as of the date of the Termination of Service. Distribution of any vested PSUs will not be accelerated and will be made in accordance with Section 2.3(a).]
(c)    Change in Control. In the event of a Change in Control, with respect to any accelerated vesting provided pursuant to Section 8.3 of the Plan, the number of vested PSUs will be determined by the Administrator.
Section 2.3    Distribution or Payment of PSUs.
(a)    Participant’s vested PSUs shall be distributed in Shares (either in book-entry form or otherwise) as soon as administratively reasonable, but no later than the March 15 of the year following the Vesting Date. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.
(b)    All distributions shall be made by the Company in the form of whole Shares (except as otherwise provided by the Administrator), and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.

Section 2.4    Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Participating Company with respect to which the applicable withholding obligation arises.
Section 2.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Participating Companies have the authority to deduct or withhold, or require Participant to remit to the applicable Participating Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Participating Companies may withhold or Participant may make such payment in one or more of the forms specified below:
(i)    by cash or check made payable to the Participating Company with respect to which the withholding obligation arises;
(ii)    by the deduction of such amount from other compensation payable to Participant;
(iii)    with respect to any withholding taxes arising in connection with the vesting or settlement of the PSUs, with the consent of the Administrator, by requesting that the Company withhold a net number of vested shares of Stock otherwise issuable pursuant to the PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Participating Companies based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(iv)    with respect to any withholding taxes arising in connection with the vesting or settlement of the PSUs, with the consent of the Administrator, by tendering to the Company vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Participating Companies based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(v)    with respect to any withholding taxes arising in connection with the vesting or settlement of the PSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Stock then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Participating Company with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable

Participating Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)    in any combination of the foregoing.
(b)    With respect to any withholding taxes arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.5(a)(ii) or Section 2.5(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the PSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs.
(c)    In the event any tax withholding obligation arising in connection with the PSUs will be satisfied under Section 2.5(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Participating Company with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any shares of Stock in settlement of the PSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(c) if such delay will result in a violation of Section 409A.
(d)    Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action any Participating Company takes with respect to any tax withholding obligations that arise in connection with the PSUs. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax, insider trading or other liability.
Section 2.6    Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE III.
RESTRICTIVE COVENANTS
Section 3.1    Introduction. The parties acknowledge and agree that (a) the provisions and covenants contained in this ARTICLE III (i) have been negotiated and are entered into in good faith as an ancillary agreement in connection with the grant of the PSUs contemplated by this Agreement, (ii) are material to this Agreement, (iii) are provided for, among other things, the protection of the Company’s trade secrets, confidential and commercially-sensitive information, client and customer relationships, goodwill and reputation (which is an honest and just purpose), (iv) are reasonable in geographic and temporal scope and (v) do not impose a greater restriction or restraint than is necessary to protect the Company’s trade secrets, confidential and commercially-sensitive information, client and customer relationships and contacts, goodwill, reputation and other legitimate business interests, (b) the Participant (i) is employed or otherwise engaged as an independent contractor or other service provider by the Company, (ii) has been and/or will be provided with confidential and commercially-sensitive information regarding the Company and its business during his or her employment and/or service with the Company, and (iii) provides special, unique and extraordinary services to the Company, (c) the provisions of this ARTICLE III do not adversely affect the Participant’s ability to earn a living in any capacity, stifle the Participant’s ability to use his or her inherent skills and experience, or otherwise impose undue hardship or oppression on the Participant, and (d) the entitlement to the benefits provided to the Participant under this Agreement, whether or not such benefits have vested and/or become exercisable, constitute sufficient consideration for all of the Participant’s covenants contained in this ARTICLE III.
Section 3.2    Confidential Information. Except as permitted by the Board in writing and subject to Section 3.10 below, during the term of the Participant’s employment and/or service with the Company and at all times thereafter, the Participant shall not divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company or any of its affiliates, whether developed by the Participant or others, including but not limited to (a) trade secrets, (b) confidential and proprietary plans, developments, research, processes, designs, methods or material (whether or not patented or patentable), (c) customer and supplier lists, (d) strategic or other business, marketing or sales plans, (e) financial data and plans and (f) Proprietary Information. The Participant acknowledges that the above-described knowledge and information constitute unique and valuable assets of the Company and represent a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. During the term of the Participant’s employment and/or service with the Company, the Participant shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known for reasons other than the Participant’s violation of this Agreement, or (ii) is independently made available to the Participant in good faith by a third party who has not violated a confidential relationship with the Company.
Section 3.3    Ventures. If, during the Participant’s employment and/or service with the Company, the Participant is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture shall belong to the Company, as applicable. Except as approved in writing by the Board, the Participant shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. The Participant shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, provided that a passive investment of less than 2.5% of the outstanding shares of capital stock of any customer or supplier listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this sentence.
Section 3.4    Agreement Not to Solicit or Hire Employees. During the term of the Participant’s employment and/or service with the Company and for twelve (12) months after the Participant’s Cessation Date, the Participant will not solicit any of the Company’s employees (other than purely administrative or clerical employees) to leave their employment at the Company. The Company and the Participant agree this Section 3.4 will only apply to those individuals who were employees of the Company as of the Participant’s Cessation Date.
Section 3.5    Agreement Not to Solicit Business Relations. During the term of the Participant’s employment and/or service with the Company and for twelve (12) months after the Participant’s Cessation Date, the Participant shall not solicit or call upon, or attempt to solicit or call upon, any customer of the Company for the purpose of selling products or performing services which are substantially similar in nature to, such that they actually compete with, the products or services the Participant sold to or performed for customers on behalf of the Company during the last twenty-four (24) months of the Participant’s relationship with the Company. This restriction shall apply only to any customer of the Company with whom the Participant had direct business-related contact or rendered services during the last twenty-four (24) months of the Participant’s relationship with the Company.
Section 3.6    Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this ARTICLE III is found by a court of competent jurisdiction to be in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable, and all other provisions of this ARTICLE III shall remain in full force and effect. The Participant hereby acknowledges that this ARTICLE III shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law. Notwithstanding anything to the contrary, this Section 3.6 shall in no event apply to the extent its application would render this ARTICLE III (or any portion thereof) unenforceable under applicable law.
Section 3.7    Return of Records and Property. On or within thirty (30) days of the Cessation Date or at any other time as required by the Company, the Participant shall promptly deliver to the Company any and all Company records and any and all Company property in the Participant’s possession or under the Participant’s control, and all copies thereof, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations, keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company, and shall also permanently delete all Company email, all Company customer, member, supplier or other business contacts’ information, and all other Company information from the Participant’s computer, mobile phone and other electronic devices.
Section 3.8    Protectable Material; Trade Secrets.
(a)    All right, title and interest in all discoveries, inventions, improvements, innovations and other material that the Participant shall conceive or originate individually or jointly or commonly with others during the term of the Participant’s employment and/or service with the Company (i) that are directly related to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or that results from any work performed by the Participant for the Company, (ii) for which any equipment, supplies, facility or trade secret information of the Company was used and/or (iii) which was not developed entirely on the Participant’s own time, whether or not patentable, copyrightable, or registrable as a trademark (“Protectable Material”), shall be the property of the Company and are hereby assigned by the Participant to the Company (and the Participant agrees to assign all Protectable Material to the Company in the future), along with ownership of any and all patents, copyrights, trademarks and other intellectual property rights in the Protectable Material. Upon request and without further compensation therefor, but at no expense to the Participant, the Participant shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register patents, copyrights, trademarks and other intellectual property rights on the Protectable Materials in any and all countries. Where applicable, works of authorship created by the Participant for the Company in performing the Participant’s duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.
(b)    All trade secret information conceived or originated by the Participant that arises during the term of the Participant’s employment and/or service with the Company and out of the performance of the Participant’s duties and responsibilities to the Company or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by the Participant to the Company.
(c)    Notwithstanding the foregoing, the Participant understands that pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Section 3.9    Non-Disparagement. Subject to Section 3.10 below, the Participant will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees, shareholders or agents, either orally or in writing, at any time; provided that nothing in this Section 3.9 3.9 shall be construed to limit or restrict the Participant from providing truthful information to the extent required by applicable law in connection with any legal proceeding, government investigation or other legal matter.
Section 3.10    Protected Activity. Nothing in this Agreement shall prevent or restrict the Participant from (i) communicating directly with, cooperating with, or providing information to any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, (ii) providing truthful information to the extent required by applicable law in connection with any legal proceeding, government investigation or other legal matter; (iii) exercising any rights the Participant may have under Section 7 of the U.S. National Labor Relations Act (NLRA), including but not limited to filing a Charge with or speaking to the National Labor Relations Board (NLRB), or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Participant has reason to believe is unlawful.
Section 3.11    Enforcement. The Participant acknowledges that the provisions of ARTICLE III are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those provisions by the Participant would cause real, immediate, substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event of any actual or threatened breach of any provision of ARTICLE III, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions and to restrain the Participant from violating or continuing to violate such provisions, and such relief may be granted without the necessity of proving actual monetary damages or posting bond. The Participant agrees that the limitations on Participant’s ability to solicit or hire employees and solicit business relations for twelve months following the cessation of employment, as set forth in Section 3.4 and Section 3.5 respectively, shall be tolled, and shall not run, during any period of time in which he or she is in violation of the terms of ARTICLE III, Section 3.4 or Section 3.5, in order that the Company and its affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Participant’s employment and/or service relationship with the Company, shall operate to extinguish the Participant’s obligation to comply with ARTICLE III. The Company (including, without limitation, its affiliates) are third party beneficiaries under this Agreement and shall have the right to enforce all of the Participant’s obligations to the Company under this Agreement, including without limitation pursuant to ARTICLE III, and the Company shall be entitled to assign its rights under this ARTICLE III without the Participant’s consent and any such assignees shall have the right to enforce all of the Participant’s obligations to comply with this ARTICLE III. The Participant covenants and agrees that he or she has received adequate consideration for his or her obligations contained in ARTICLE III, and will not take the position that the covenants contained in ARTICLE III are void for lack of consideration. The Participant will be responsible for any and all attorneys’ fees and costs the Company incurs in enforcing the Participant’s obligations contained in ARTICLE III.
ARTICLE IV.
OTHER PROVISIONS
Section 4.1    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
Section 4.2    PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
Section 4.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Article VIII of the Plan.

Section 4.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last email or physical address reflected on the Company’s records. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (to Participant only) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
Section 4.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 4.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 4.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
Section 4.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant.
Section 4.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 4.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 4.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 4.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent (a) expressly provided otherwise in a written agreement between a Participating

Company and Participant or (b) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.
Section 4.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
Section 4.13    Section 409A. This Agreement and the Award are intended to [comply with] [be exempt from] Section 409A and shall be interpreted consistent with such intent. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award to comply with the requirements of Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A:
(a)    a Participant shall not be considered to have terminated employment or service with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and
(b)    amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between a Participant and the Company during the six (6) month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Participant or any other individual to the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents.
Section 4.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 4.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs.
Section 4.16    Clawback. In addition to those provisions in ARTICLE III, this Award and any Shares issued or compensation associated therewith is subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including but not limited to in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder (Listing Standards for Recovery of Erroneously Awarded Compensation, 87 Fed. Reg. 73076-73142) and any listing rules or other rules and regulations implementing the foregoing, or as otherwise required by law. This Agreement will be automatically amended to comply with any such compensation recovery policy.
Section 4.17    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

Exhibit B
TO PERFORMANCE STOCK UNIT GRANT NOTICE
ACHIEVEMENT AND VESTING